REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 7th day of January, 2010 (the “Effective Date”), by and between Stingray Properties, LLC, a Minnesota limited liability company (“Seller”); Crystal Blue Properties, LLC, a Minnesota limited liability company, Sylvan Holdings, LLC, a Minnesota limited liability company and Dr. Samuel Elghor, an individual (collectively, the “Seller Guarantor”), Grubb & Ellis Equity Advisors, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”); and First American Title Insurance Company (“Escrow Agent”).

RECITALS

I. Seller owns or holds leasehold interest in certain real property and improvements located at 162 and 166 19th Street South, Sartell, Minnesota 56377, altogether as more particularly described on Exhibit “A” attached hereto and certain other assets as hereinafter described.

II. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY

1.1 Property To Be Sold

Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1 Seller’s interest in all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);

1.1.2 Seller’s interest in all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the “Improvements”);

1.1.3 All leases (the “Tenant Leases”), including all amendments thereto, with all persons leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Tenant Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases;

1.1.4 Seller’s interest, if any, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property (as defined below), except for those items set forth on Schedule 1.1.4, but including (unless otherwise set forth on Schedule 1.1.4), without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies as well as Seller’s rights in and to any reserve accounts held in connection with the Loan (as defined below) (collectively, the “Tangible Personal Property”); and (ii) to the extent such items are in Seller’s possession or control, any and all plans and specifications; architectural and engineering drawings; the common name of the Real Property; (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);

1.1.5 To the extent assignable and transferable, Seller’s interest in all warranties and guaranties relating to the Improvements (the “Warranties”);

1.1.6 All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property to the extent such items are assignable and without cost to Seller (the “Permits”);

1.1.7 Seller’s interest and rights in all service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall terminate at Closing, at Seller’s cost, any Contracts that Buyer does not elect to assume pursuant to Section 3.4. Notwithstanding the terms of Section 3.4 Buyer shall be obligated to assume Seller’s obligation under the ADT Security contract related to the Real Property.

1.1.8 An irrevocable license to use any trade names used or utilized in connection with the Property, including without limitation the trade name “Center for Neurosurgery and Spine”. Such license shall provide that Buyer agrees to continue naming the building on the Real Property the “Center for Neurosurgery and Spine” in accordance with Section 9.23.1.

1.1.9 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property,” and the Real Property, Personal Property, and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price

The purchase price for the Property (the “Purchase Price”) shall be Six Million Five Hundred Thousand Dollars ($6,500,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4 Deposit And Escrow.

1.4.1 Within three (3) Business Days after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: First American Title Insurance Company, 777 South Figueroa Street, Fourth Floor Los Angeles, California 90017 Attn: Barbara Laffer (blaffer@firstam.com) Phone: (213) 271-1702, a deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. For purposes of this Agreement the term “Deposit” shall include any and all interest earned thereon. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.

1.4.2 The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit shall be returned to Buyer as provided in Section 3.6 below.

1.5 Closing Date

The closing (“Closing”) shall take place through an escrow opened with Escrow Agent on the day which is thirty (30) days after the expiration of the Due Diligence Period (as the same may be held earlier in accordance herewith, the “Closing Date”). Notwithstanding the foregoing, the parties may, upon mutual agreement, hold the Closing on a date earlier than thirty (30) days after the expiration of the Due Diligence Period (as defined below).

1.6 Assumption of Existing Loan

At Closing, Buyer shall assume the loan (the “Loan Assumption”) evidenced by a note in the original principal amount of Four Million Dollars ($4,000,000) (the “Loan”). Documents securing the Loan currently encumber the Property. The Loan was originally made by Wells Fargo Bank, National Association and is currently serviced by Wells Fargo Bank, National Association (collectively with any successors and assigns, the “Existing Lender”), and is evidence and/or secured by a number of documents, which are hereinafter collectively referred to as the “Loan Documents”. The Existing Lender’s consent and approval is required before Buyer will be permitted to assume the Loan. Seller shall pay all costs, fees and expenses in connection with attempting to obtain Existing Lender’s approval of the assumption of the Loan (collectively, the “Loan Assumption Related Fees”). In connection with such approval, the parties shall diligently, promptly and in good faith attempt to obtain such approval and both parties will supply the information reasonably requested by Existing Lender with respect to such approval. This Agreement shall automatically terminate and the Deposit shall be returned immediately to Buyer if approval of Buyer’s assumption of the Loan is denied or is not obtained prior to Closing (as defined below). In such event, Buyer and Seller agree to execute a written termination of this Agreement.

ARTICLE 2
TITLE AND SURVEY

2.1 Title and Survey

Buyer may, at its option and expense, (i) obtain a preliminary title report or commitment (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title, (ii) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (iii) order a survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Required Title Condition

Title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments, (b) the matters set forth in the Preliminary Report and permitted by Buyer, in Buyer’s sole and absolute discretion, as part of the Title Policy (as defined below), (c) any matter that would be shown by a current accurate survey or physical inspection of the Real Property, (d) building and zoning laws (e) taxes and assessments not yet due and payable, (f) the items listed on the attached Exhibit “G”, and (g) any other matters approved in writing by Buyer in Buyer’s sole and absolute discretion (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances effecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing.

ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access

From and after the Effective Date through the Closing, (a) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours (and without disruption to any tenant on the Property) and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, and (b) Seller shall, at Seller’s expense, turn on, run, and maintain, with any interruption in service, electrical power and all utilities to the Property (including without limitation plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from any physical damages arising out of all inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement. Buyer shall provide copies to Seller of any and all reports or other written investigation materials as a result of Buyer’s review of the Property.

3.2 Due Diligence Period

Buyer shall have from the Effective Date until the date that is thirty (30) days after the Effective Date (such period being the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller

No later than three (3) Business Days after the Effective Date, Seller shall deliver to Buyer accurate and complete copies of all of the information set forth on Exhibit “B”, to the extent such items are in Seller’s possession (collectively, the “Property Information”). In the event Buyer elects to terminate this Agreement, then the Property Information shall be promptly returned to Seller.

3.4 Property Contracts

Buyer shall not be required to assume any service or other contracts (collectively, “Contracts”) of Seller at Closing. As of the Closing Date, Seller, at Seller’s expense, shall terminate any Contracts that Buyer does not accept in Buyer’s sole discretion by written notification to Seller prior to the expiration of the Due Diligence Period including without limitation any management agreements affecting the Property.

3.5 Buyer’s Possible Early Termination

Buyer shall have the right to approve or disapprove in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 (“Disapproval Notice”). Unless Buyer provides Seller with the Disapproval Notice prior to the expiration of the Due Diligence Period, Buyer waives its rights to terminate under this provision. Notwithstanding anything herein to the contrary, the non delivery of the Disapproval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.

3.6 Consequences of Buyer’s Early Termination

Unless Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations

Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a limited liability company validly formed in the State of Minnesota. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Seller has good and marketable title to the Property, subject only to the conditions of title set forth in the Preliminary Report and the items listed in Section 2.2 hereunder. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, and to Seller’s knowledge, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6 To Seller’s knowledge, there are no actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (a) any portion of the Property, or (b) affecting Seller, which if determined adversely, may affect its ability to perform its obligations hereunder.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information and as provided in the items listed in the Required Title Condition.

4.1.10 To Seller’s knowledge, there is no pending, threatened or contemplated condemnation proceeding relating to the Property, and Seller has received no notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Tenant Leases. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party, the Tenant Leases. To Seller’s knowledge, neither Seller nor any tenant is in default under its respective Tenant Lease at Closing and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant Leases. To Seller’s knowledge, no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. To Seller’s knowledge, there are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to any Tenant Lease, except that shall be fully completed and paid in full prior to Closing. To Seller’s knowledge, no tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Tenant Lease, (iii) discontinued operations at the Property, or (iv) given notice of its intention to do any of the foregoing.

4.1.12 To Seller’s knowledge, Seller has delivered or will make available to Buyer true and complete copies of all contracts to which Seller is a party and which materially affect the Property. Seller has not, within the last year, received any written notice of any default under any Property service contract or other such contract or agreement that has not been cured or waived.

4.1.13 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.

4.1.14 Seller has not received any written notice from, and to Seller’s knowledge there are no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.15 To Seller’s knowledge, there is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property; there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.16 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.17 To Seller’s knowledge, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot. Notwithstanding anything herein to the contrary, Seller acknowledges that Hazardous Materials are utilized by certain tenants on the Real Property. Seller represents that, to Seller’s knowledge, such use is in the ordinary course such tenants’ business and in accordance with all applicable legal standards.

4.1.18 To Seller’s knowledge, there are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. To Seller’s knowledge, there are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.

4.1.19 Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.20 Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.

4.1.21 Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Close of Escrow. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a material change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.22 The operating statements of the Property and the rent roll for the Property, which have been given by Seller to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Close of Escrow. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if the operating statements of the Property and the rent roll for the Property is amended, superseded, modified or supplemented.

4.1.23 No later than five (5) Business Days after the Effective Date, Seller shall provide a complete, accurate and certified list of all Loan Documents to Buyer. Except as disclosed to Buyer in such certification there has been (i) no modification to any Loan Document, and (ii) no default by any party to any Loan Document.

4.1.24 Gary Verkinnes, Dr. Sam Elghor, Dr. Jeff Gerdes, or Ron Berg (collectively, the “Governors”) are the individuals who are most knowledgeable about the Property.

As used herein, “to Seller’s knowledge” shall be deemed to mean the actual knowledge of the Governors.

4.2 Buyer’s Representations

Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3 Survivability of Representations and Warranties

The representations, warranties and indemnities of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of nine (9) months after the Closing Date.

4.4 Property Conveyed “As Is”

Except as may be expressly represented herein, in the exhibits attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, NEITHER SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAVE MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN SECTION 4.1 HEREUNDER, NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE TO BUYER AND THERE ARE NO EXPRESS OR IMPLIED CONDITIONS AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE PROPERTY BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT ALL OF WHICH ARE BEING TRANSFERRED “AS-IS” “WHERE, IS” WITH ALL FAULTS.

4.5 Leasing & Other Activities Prior to Closing

4.5.1 Leasing Activities. Seller shall not, after the end of the Due Diligence Period, enter into any lease affecting the Property or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion. Seller represents that no leasing commissions, rent concessions or tenant improvement allowances will be due or are owing with respect to any lease that may have previously affected the Property. Seller shall copy Buyer on any and all correspondence received from or sent to tenants regarding the Tenant Leases at the notice address below. In addition to the foregoing, Seller shall endeavor to obtain the CPM Lease Amendment (as defined below) prior to the expiration of the Due Diligence Period.

4.5.2 Service Contracts. Seller shall not, after the end of the Due Diligence Period, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion. Effective at Closing, Seller shall terminate, at Seller’s expense, any leasing commission agreements or management agreements (including the property management agreement) applicable to the Property as well as any other service contract that Buyer does not elect to assume.

4.5.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage or deed of trust affecting the Property.

4.5.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.5.5 Monthly Operating Statements. Seller shall endeavor to provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.5.6 Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

4.6 Indemnifications.

4.6.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, or (ii) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation for a period of nine (9) months from the Closing. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.6.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, or (ii) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation for a period of nine (9) months from the Closing. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5
CLOSING

5.1 Escrow Agent

The Closing shall occur through the Escrow opened at the Escrow Agent named in Section 1.4. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow

This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; and (b) delivering a copy of the executed Consent to Seller and Buyer.

5.3 Closing

“Close of Escrow” or “Closing” means the date Escrow Agent records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5.1, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer

In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Buyer must exercise its rights under any such condition, by delivering written notice to Seller on or before the Closing Date, otherwise such conditions are deemed to be waived.

5.4.1 Seller shall have obtained the consent of Existing Lender to the Loan Assumption and Buyer in its sole discretion shall have approved documents memorializing the Loan Assumption, including modifications to the Loan Documents as Buyer may reasonably require.

5.4.2 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.3 Seller shall have obtained and timely delivered to Buyer each of the items described in Section 5.6 below including without limitation the Tenant Estoppels (as defined below) and an estoppel certificate as to any restrictive covenants at record confirming that there are no defaults or unpaid monetary amounts owed pursuant to such restrictive covenants.

5.4.4 No later than ten (10) Business Days prior to the Closing Date, the Seller shall have entered into the CPM Lease Amendment (as defined below).

5.4.5 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.

5.4.6 At Closing, the Title Company shall issue to Buyer at Buyer’s cost an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price conforming to the Required Title Condition set forth in Section 2.2 above and containing such endorsements as Buyer shall have reasonably required.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.5 Conditions Precedent Favoring Seller

In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 Within fifteen (15) days of the Effective Date, Seller shall have received approval of the purchase from the Seller’s general partner or other party required to approve the transaction pursuant to Seller’s organizational documents; provided however, that if Seller does not obtain such approval then Buyer shall be entitled to receive reimbursement of Buyer’s actual out of pocket expenses incurred in conjunction with the transaction contemplated by this Agreement in addition to any other amounts the Buyer is entitled to recover hereunder.

5.5.3 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.6 Seller’s Deliveries

At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 No later than ten (10) Business Days prior to the Closing Date, Seller shall provide an executed copy of an amendment (the “CPM Lease Amendment”) to lease with the Center for Pain Management. The CPM Lease Amendment shall include the following terms: (i) the leased premises shall be no less than 8,401 square feet, (ii) the base rent shall be no less than seventeen dollars ($17.00) per square foot on a triple net basis, (iii) rent payments shall commence on or prior to the Closing Date, and (iv) base rent shall be adjusted to reflect inflation on each anniversary of the commencement date and shall in no event be adjusted below seventeen dollars ($17.00) per square foot.

5.6.2 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from tenants that in the aggregate lease at least eighty-five percent (85%) of the leased square footage of the Improvements, which shall include an estoppel certificate from any tenant occupying more than five thousand (5,000) rentable square feet of space in the Property. Each estoppel certificate shall be in a form substantially similar as Exhibit “C” attached hereto, and dated no earlier than thirty (30) days prior to Closing (each a “Tenant Estoppel”). Such estoppel shall be consistent with its respective Tenant Lease and shall not reveal any default by Seller, any right to offset rent by the tenant, or any claim of the same and shall be otherwise reasonably acceptable to Buyer.

5.6.3 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant of record, which estoppel certificate shall confirm that there are no defaults, no rights or claims to payment or contribution for such restrictive covenant and shall be otherwise reasonably acceptable to Buyer.

5.6.4 A bill of sale, assignment and assumption of leases and contracts duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “D”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the balance of the Property, including without limitation: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement.

5.6.5 Originals of all Tenant Leases (with all amendments and modifications thereto) relating to the Property.

5.6.6 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.

5.6.7 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.6.8 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.9 Originals of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.10 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.11 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective members and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.12 A duly executed and acknowledged General Warranty Deed, subject to the Required Title Condition, that conveys title to the Real Property in favor of Buyer;

5.6.13 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries

At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Duly executed and acknowledged originals of the Assignment and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, updated survey, architectural, engineering, credit and environmental reports, and (ii) all title insurance premiums. Seller shall pay (a) the cost to deliver a title insurance commitment (except as set forth above), and (b) all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property unless otherwise set forth herein. Buyer and Seller shall share equally the cost of (a) all transfer taxes and documentary stamp charges of any jurisdiction, (b) recording fees, and (c) all escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(a) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent and, if a legal action has been commenced by Seller before the close of Escrow, Seller may continue to pursue such legal action, provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(b) CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Five (5) days prior to the Closing Date Seller shall submit to Buyer an itemization of its actual CAM Charge expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM charges to be incurred to, but not including, the Closing Date, In the event that Seller has received CAM Charge payments in excess of its actual CAM Charge expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Seller has received CAM Charge payments less than its actual CAM Charge expenses, to the extent that the Tenant Leases provide for a “true up” at the end of the CAM lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the tenant. Upon receipt by either party of any CAM Charge true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof. To assist Buyer in preparing the “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer an approved CAM reconciliation up to but not including the Closing Date within thirty (30) days after Closing.

(c) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied tenant security deposit, any accrued interest due any tenant thereon, unpaid rent concessions due under any Tenant Lease, unpaid tenant improvement allowances owing under any Tenant Lease and the amount of any other credits due any tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with its respective Tenant Lease, the estoppel certificate and the final rent roll).

(d) Property Taxes. All real property taxes that were due and payable in any year prior to the year of Closing, shall be paid by Seller on or before the Closing. Real property taxes and special assessments certified for payment therewith that are due and payable for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Buyer shall be responsible for all property taxes and special assessments certified therewith in all years following the year of Closing. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to taxes or special assessments due and payable in the year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to taxes or special assessments applied to any year subsequent to the year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to taxes or special assessments applied to any year prior to the year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period. Buyer shall assume any and all other levied or pending special assessments as of the Closing Date related to the Real Property.

(e) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(f) Operating Expenses. All operating expenses (including all charges under the Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the ‘Current Billing Period’), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(g) Leasing Commissions. At Closing, Buyer shall receive a credit for any tenant improvement costs, leasing commissions or rent concessions for any Tenant Lease that have not been fully utilized at Closing, including without limitation, those applicable to the CPM Lease Amendment.

(h) Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller, except for the Existing Loan; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provide.

(i) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Loan Assumption. Buyer shall receive a credit at Closing in an amount equal to the sum of the unpaid principal balance of the Loan, and any interest, default interest, or other sum that is due and payable to Existing Lender on the Closing Date.

5.8.4 Calculation / Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the ‘Closing Statement’. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

5.8.5 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

5.8.6 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9 Distribution of Funds and Documents

At the Close of Escrow, Escrow Agent shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.3 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents

Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession

Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s cost and expense, and approved by Buyer, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing.

ARTICLE 6
TERMINATION AND DEFAULT

6.1 BUYER DEFAULT

IF THE SALE CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT BY BUYER IN ITS OBLIGATION TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AFTER SELLER HAS PERFORMED OR TENDERED PERFORMANCE OF ALL OF ITS MATERIAL OBLIGATIONS IN ACCORDANCE WITH THIS AGREEMENT, THEN: (A) THIS AGREEMENT SHALL TERMINATE; (B) THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES; AND (C) SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS TO EACH OTHER EXCEPT THOSE WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS INTEREST REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ANY INTEREST AND EARNINGS EARNED THEREON SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. SELLER HEREBY WAIVES ANY RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT.

BY PLACING THEIR INITIALS HERE:
SELLER—,	BUYER—,

THE PARTIES AGREE TO BUYER DEFAULT PROVISIONS AS SET FORTH ABOVE.

6.2 Seller’s Default

If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof, Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Exercise any of its other rights or remedies Buyer may have at law or in equity, including without limitation an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon, to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement and to recover all damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller’s breach. Notwithstanding anything to the contrary, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce its remedies under this Agreement.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty

If the Improvements are damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than One Hundred Fifty Thousand Dollars (150,000.00), or (ii) the nature of such casualty results in a circumstance whereby a tenant under the Tenant Leases may terminate its lease or receive a rent abatement, then Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said polity; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within thirty (30) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation

In the event that any portion of the Real Property should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within thirty (30) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE 8
REAL ESTATE COMMISSION

8.1 Commissions

Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Northco Real Estate Services, are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay (i) all commissions and fees owed to Northco Real Estate Services pursuant to Seller’s separate agreement with Northco Real Estate Services. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9
MISCELLANEOUS

9.1 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns

Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer

Buyer shall have the right to assign this Agreement to any third party or parties and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder, and Seller shall be given written notification of such assignment.

9.4 Waiver

The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law

This Agreement shall be governed by and construed under the internal laws of the State of Minnesota without regard to the principles of conflicts of law.

9.6 Counterparts

This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.

9.7 Notices.

All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller: Stingray Properties, LLC

6975 Saukview Drive Saint Cloud, Minnesota 56303 Attn: Gary Verkinnes Phone: (320) 251-9221 Facsimile: (320) 251-9388 E-mail: garyv@cornerstonestcloud.com

And with a copy to:	Gray Plant Mooty 1010 West St. Germain Street Suite 500 Saint Cloud, Minnesota 56301 Attn: Kevin O’Driscoll Phone: (320) 252-4414 Facsimile: (320) 259-8162 E-mail: kevin.odriscoll@gpmlaw.com

To Buyer:
Grubb & Ellis Equity Advisors, LLC
1551 North Tustin Avenue, Suite 200
Santa Ana, California 92705
Attn: Danny Prosky
Phone: (714) 667-8252
Facsimile: (714) 975-2199
E-mail: Danny.Prosky@Grubb-Ellis.com

And with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127 E-Mail: jmcquade@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees

In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9 IRS Real Estate Sales Reporting

Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

9.10 Time Periods

If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement

No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments

Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning

The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.14 Business Day

As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Minnesota.

9.15 Construction of Agreement

This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability

The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Exclusivity

After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.18 Section 1031 Exchange

Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

9.19 Cooperation with S-X 3-14 Audit

The Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Year and stub period; (ii) rent roll as of the end of the Year and stub period; (iii) operating statements for the Year and stub period; (iv) access to the general ledger for the Year and stub period; (v) cash receipts schedule for each month in the Year and stub period; (vi) access to invoice for expenses and capital improvements in the Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Year and stub period; (xi) copies of accounts receivable aging as of the end of the Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Year and stub period; (xii) signed representation letter in the form attached hereto as Exhibit “E”, and (xiv) to the extent necessary, a signed audit letter in the form attached hereto as Exhibit “F”.

9.20 Seller Guarantor

Seller Guarantor joins in this Agreement for the purpose of guarantying compliance by Seller with all covenants of Seller under this Agreement and under the documents to be signed at Closing. Seller Guarantor agrees to be jointly and severally responsible for all of Seller’s obligations under this Agreement and the documents to be delivered at Closing.

9.21 Buyer’s Disclosures

Seller acknowledges that Buyer is the subsidiary of a Real Estate Investment Trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

9.22	Minnesota Disclosures

To Seller’s knowledge, no methamphetamine production has occurred on the Real Property. To Seller’s knowledge, there are no individual sewage treatment systems on the Real Property. To Seller’s knowledge, the Real Property is not subject to airport zoning regulations required to be disclosed by Buyer. Seller shall deliver a well disclosure in a form required by Minnesota statutes at the time of Closing for any well located on the Real Property.

9.23	Buyer Covenants

9.23.1 Buyer shall use the name “Center for Neurosurgery and Spine” to identify the Property for a period of time ending on a date that is the earlier of five (5) years from the Closing Date or the date on which the Buyer no longer owns the title to the Property. The provisions of this Section 9.23.1 shall not be deemed to be merged or waived by the instruments of Closing and shall survive until a date that is the earlier of five (5) years from the Closing Date or the date on which the Buyer no longer owns the title to the Property.

9.23.2 Buyer shall apply for the assumption of the Existing Loan through the local branch of Existing Lender.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

Stingray Properties, LLC,
a Minnesota limited liability company

By: /s/ Jeff Gerdes
Name: Jeff Gerdes
Its: Partner

SELLER GUARANTOR:

Crystal Blue Properties, LLC,

a Minnesota limited liability company

By: /s/ Ron Berg
Name: Ron Berg
Its: Partner

Sylvan Holdings, LLC,

a Minnesota limited liability company

By: /s/ Jeff Gerdes
Name: Jeff Gerdes
Its: Partner

Dr. Samuel Elghor, an individual

/s/ Samuel Elghor

BUYER:

Grubb & Ellis Equity Advisors, LLC,

a Delaware limited liability company

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Its: Executive Vice President